Exhibit 99.1
FOR IMMEDIATE RELEASE
Monday, May 3, 2010
7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR FIRST QUARTER 2010
DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported GAAP net earnings per share of $0.13 in the first quarter of 2010 compared to $0.09 per share in the first quarter of 2009.
The first quarter of 2009 included a gain, net of taxes, of $9.1 million, or $0.09 per share, associated with the repurchase and retirement of Company bonds. The first quarter of 2010 included a credit of $2.5 million, net of taxes, or $0.02 per share, from pension contribution reimbursements received from A. H. Belo Corporation related to its obligation to reimburse Belo Corp. (Belo) for 60 percent of any pension contributions Belo makes to The G. B. Dealey Retirement Pension Plan. Excluding the credit from the pension contribution reimbursement in the first quarter of 2010 and the gain on the repurchase and retirement of Company bonds in the first quarter of 2009, pro forma earnings per share were $0.11 in the first quarter of 2010 and ($0.00) in the first quarter of 2009.
Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s first quarter total revenue increase of 15.6 percent was highlighted by a strong resurgence in the Company’s spot advertising revenue, which grew more than 17 percent compared to the first quarter of 2009. While political, Olympics and Super Bowl revenue all contributed to the year-over-year spot revenue increase, improved advertising conditions in several of the Company’s largest categories were also factors, especially automotive which was up 45 percent. The Company’s station EBITDA of $57.5 million in the first quarter of 2010 was up 77 percent compared to the first quarter of 2009. The Company reduced its debt by $35 million during the quarter.”
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Belo Announces First Quarter 2010 Results
May 3, 2010
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First Quarter in Review
Operating Results
Total revenue increased 15.6 percent in the first quarter of 2010 versus the first quarter of 2009. Total spot revenue, including political, was up 17 percent with 9.2 percent and 18 percent increases in local and national spot, respectively. First quarter 2010 revenue was affected by the improved advertising environment, particularly in the automotive category. The Olympics on the Company’s NBC stations and the Super Bowl on its CBS stations also contributed to the increase. Political revenue in the first quarter of 2010 was $6.3 million, $5.6 million higher than the first quarter of 2009.
Revenue associated with Belo’s Web sites increased 12 percent to $7.3 million in the first quarter of 2010 versus 2009. Retransmission revenue totaled $11.6 million in the first quarter of 2010, a 19 percent increase compared to the first quarter of 2009. Retransmission revenue is expected to increase at more moderate levels in the remaining quarters of 2010.
Total station expenses decreased 4.1 percent in the first quarter of 2010 versus the same period last year due primarily to expense reductions implemented over the past year and a $2 million favorable variance in non-cash expense reductions related to third-party funding of certain newsgathering equipment.
Station EBITDA for the first quarter of 2010 was up 77 percent versus the first quarter of 2009. The station EBITDA margin for the first quarter of 2010 was 37 percent compared to 24 percent in the first quarter of 2009.
Corporate
Corporate operating costs of $9.6 million in the first quarter of 2010 were 7.4 percent higher than the first quarter of 2009 due primarily to higher accrued bonus expense and higher share-based compensation related to the change in the Company’s stock price and the timing of grants.
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Belo Announces First Quarter 2010 Results
May 3, 2010
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Other Items
The Company recorded a reduction in operating expenses of $4.1 million in the first quarter of 2010 related to pension contribution reimbursements received from A. H. Belo Corporation related to its obligation to reimburse Belo for 60 percent of any pension contributions Belo makes to The G. B. Dealey Retirement Pension Plan. This credit is shown as a separate component of total operating costs and expenses on Belo’s Consolidated Statements of Operations. The Company expects to recognize pension contribution reimbursements of a similar amount in the second quarter of 2010.
Belo’s depreciation expense totaled $9.2 million in the first quarter of 2010, down from $10.8 million in the first quarter of 2009.
The Company’s interest expense increased $5.3 million compared to the first quarter of 2009 due primarily to increased interest costs associated with the Company’s $275 million senior note offering completed in the fourth quarter of 2009 and the amortization of the discount and refinancing costs associated with the note offering. These borrowings were previously included in the Company’s lower-rate revolving credit facility.
Other income, net, decreased $16.6 million in the first quarter of 2010 due primarily to a $14.9 million pre-tax gain in the first quarter of 2009 associated with the repurchase and retirement of Company bonds.
Income tax expense increased $3.4 million in the first quarter of 2010 compared to the first quarter of 2009 due primarily to higher pre-tax earnings.
Total debt at March 31, 2010, was $993 million, a reduction of $35 million from December 31, 2009. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 5.0 times at March 31, 2010, down from 5.9 times at December 31, 2009. Belo invested $2.7 million in capital expenditures in the first quarter of 2010 and currently expects full year capital expenditures to be approximately $15 million.
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Belo Announces First Quarter 2010 Results
May 3, 2010
Page Four
Non-GAAP Financial Measures
A reconciliation of station EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings (loss) are set forth in an exhibit to this release.
2010 Outlook
Looking to the second quarter, Shive said, “We are optimistic that the advertising momentum we experienced in our core business in the first quarter of 2010 will continue in the second quarter. Total spot revenue in April is expected to finish up about 10 percent compared to April 2009 with little political revenue, and the months of May and June are currently pacing above that level. Based on these pacing trends, total spot advertising revenue could approach a mid-teen increase in the second quarter of 2010 compared to the second quarter of 2009. Within these estimates, the automotive category is currently pacing up more than 40 percent. We continue to expect robust political spending in 2010, most of which will come in the second half of the year.
“While combined station and corporate operating costs were down 3.2 percent in the first quarter of 2010, expenses will be up in the second quarter due to several factors listed below, some of which are credits recorded in the second quarter of 2009.”
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The Company converted to a paid time-off (PTO) vacation policy in the second quarter of 2009 resulting in a non-cash credit of $3.3 million in the second quarter of 2009. The credit for full year 2009 related to the PTO conversion was $8.1 million.

•	The second quarter of 2009 included an insurance reimbursement of $1.7 million.

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Pension expense is currently estimated to be $3.2 million higher in the second quarter of 2010 compared to 2009, including the effect of reinstating the pension transition supplement benefit that was suspended last year.

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Belo Announces First Quarter 2010 Results
May 3, 2010
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•	Accrued bonus expenses, including revenue-based bonuses, are currently estimated to be $3 million in the second quarter of 2010 compared to virtually no bonus expense last year.

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Offsetting a portion of the above expense increases in the second quarter of 2010 is a projected $2.4 million favorable non-cash expense variance related to third-party funding of certain newsgathering equipment.

Excluding the above items, second quarter combined station and corporate operating costs are currently expected to be up in the low-to-mid single digits. This increase is due to the lifting of the wage freeze and partial reinstatement of salary reductions in April of 2010, higher sales-related costs associated with higher revenue, and investments in the launch of new local programs in two markets late in the first quarter of 2010 that are expected to be more than offset by incremental revenue.
A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CDT this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-209-9920. A replay line will be open from 3:00 p.m. CDT on May 3 until 11:59 p.m. CDT May 17. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 154067.
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Belo Announces First Quarter 2010 Results
May 3, 2010
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About Belo Corp.
Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly- attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-6835.
Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended
	March 31,
In thousands, except per share amounts	2010	2009
	(unaudited)	(unaudited)
Net Operating Revenues	$154,332	$133,536
Operating Costs and Expenses
Station salaries, wages and employee benefits	51,224	52,673
Station programming and other operating costs	45,631	48,364
Corporate operating costs	9,609	8,950
Pension contribution reimbursement	(4,072)	—
Depreciation	9,243	10,792

Total operating costs and expenses	111,635	120,779

Earnings from operations	42,697	12,757

Other income and expense
Interest expense	(19,888)	(14,580)
Other income (expense), net	(267)	16,369

Total other income and expense	(20,155)	1,789

Earnings before income taxes	22,542	14,546
Income tax expense	9,000	5,635

Net earnings	$13,542	$8,911

Net earnings per share — Basic	$0.13	$0.09

Net earnings per share — Diluted	$0.13	$0.09

Cash dividends declared per share	$—	$0.075

Belo Corp.
Consolidated Condensed Balance Sheets

	March 31,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$4,916	$4,800
Accounts receivable, net	128,009	139,911
Other current assets	28,589	31,413

Total current assets	161,514	176,124

Property, plant and equipment, net	174,762	177,475
Intangible assets, net	1,149,272	1,149,272
Other assets	76,005	81,590

Total assets	$1,561,553	$1,584,461

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$17,362	$20,736
Accrued expenses	58,493	56,199
Other current liabilities	27,659	26,962

Total current liabilities	103,514	103,897

Long-term debt	993,443	1,028,219
Deferred income taxes	175,354	169,888
Other liabilities	202,051	210,626
Total shareholders’ equity	87,191	71,831

Total liabilities and shareholders’ equity	$1,561,553	$1,584,461

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station EBITDA

	Three months ended
	March 31,
In thousands (unaudited)	2010	2009

Station EBITDA (1)	$57,477	$32,499
Corporate operating costs	(9,609)	(8,950)
Depreciation	(9,243)	(10,792)
Pension contribution reimbursement	4,072	—

Earnings from operations	$42,697	$12,757

Note 1:	Belo’s management uses Station EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension contribution reimbursements and corporate expense. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands (unaudited)

	Three months ended March 31, 2010		Three months ended March 31, 2009
	Earnings	EPS	Earnings	EPS

Net earnings	$13,542	$0.13	$8,911	$0.09

Pension contribution reimbursement, net of tax	(2,484)	(0.02)	—
Gain from extinguishment of debt, net of tax	—		(9,131)	(0.09)

Pro forma net earnings (loss)	$11,058	$0.11	$(220)	$(0.00)